Exhibit 10.1
EXECUTION VERSION
INVESTMENT AGREEMENT
among
CLEARWIRE CORPORATION,
CLEARWIRE COMMUNICATIONS LLC,
SPRINT NEXTEL CORPORATION,
COMCAST CORPORATION,
TIME WARNER CABLE INC.,
BRIGHT HOUSE NETWORKS, LLC,
EAGLE RIVER HOLDINGS, LLC,
AND
INTEL CORPORATION
Dated as of November 9, 2009

          THIS INVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2009 (the “Execution Date”) by and among Clearwire Corporation, a Delaware corporation (“Clearwire”), Clearwire Communications LLC, a Delaware limited liability company (“Clearwire LLC”), and together with Clearwire, the “Clearwire Parties”), Sprint Nextel Corporation, a Kansas corporation (“Sprint”), Comcast Corporation, a Pennsylvania corporation (“Comcast”), Time Warner Cable Inc., a Delaware corporation (“TWC”), Bright House Networks, LLC, a Delaware limited liability company (“BHN”), Intel Corporation, a Delaware corporation (“Intel”), and Eagle River Holdings, LLC, a Washington limited liability company (“Eagle River,” and together with Sprint, Comcast, TWC, BHN and Intel, the “Investors”; the Investors and the Clearwire Parties are referred to herein as the “Parties”). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to those terms in Exhibit A attached to this Agreement.
RECITALS
     A. Each Investor, or one or more wholly-owned subsidiaries of such Investor, is a current stockholder in Clearwire, and each of Sprint, Comcast, TWC, BHN and Intel, or their respective wholly-owned subsidiaries, are equityholders in Clearwire LLC.
     B. In order to provide additional capital required by the Clearwire Parties, the Investors desire to invest capital in the Clearwire Parties.
     C. As soon as practicable after the Execution Date, Clearwire will commence the Rights Offering (as defined below).
     D. Promptly following the Execution Date, Clearwire LLC intends to commence an offering of senior secured notes or other first lien indebtedness (“Refinancing Debt”), the proceeds of which will be used to repay indebtedness under the Credit Agreement and for general corporate purposes. Sprint and Comcast each hold indebtedness under the Credit Agreement as of the close of business on October 30, 2009 (in such capacity, a “Rollover Investor”) and have agreed to purchase from Clearwire LLC an amount of Refinancing Debt such that the gross proceeds therefrom are sufficient to repay in full the aggregate principal amount owing to each as holders of loans under the Credit Agreement plus accrued and unpaid interest thereon to the date of repayment, as more fully described herein.
     E. The Audit Committee of the Board of Directors of Clearwire has approved and recommended the approval of this Agreement and the Transactions contemplated hereunder to Clearwire’s Board of Directors, and the disinterested directors of Clearwire’s Board of Directors as well as a majority of Clearwire’s Board of Directors have approved this Agreement and the Transactions contemplated hereunder.
     F. Concurrently with this Agreement, the Investors, or their applicable Subsidiaries who are stockholders of Clearwire and/or equityholders of Clearwire LLC (if applicable), together with certain other stockholders of Clearwire, are executing and delivering an irrevocable written consent consenting to the Transactions contemplated by this Agreement, an increase in Clearwire’s authorized share capital and the Rights Offering (the “Written Consent”) and an irrevocable consent and waiver with respect to certain other contractual rights (the “Waiver”).

          NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises set forth in this Agreement, the Parties to this Agreement and by this Agreement agree as follows:
ARTICLE 1
INVESTMENTS
     SECTION 1.1 First Investment Closing; Contributions of Certain Investors.
     (a) At the First Investment Closing, Sprint will contribute Seven Hundred Ninety-Four Million, Nine Hundred Thirty-Nine Thousand, Two Hundred Ninety-Eight Dollars and Ninety-Seven Cents ($794,939,298.97) to Clearwire LLC, Comcast will contribute One Hundred Thirty-Two Million, Four Hundred Eighty-Nine Thousand, Eight Hundred Eighty-One Dollars and Ninety-Four Cents ($132,489,881.94) to Clearwire LLC, TWC will contribute Sixty-Nine Million, Six Hundred Twenty-Four Thousand, Seven Hundred Eighty-One Dollars and Ninety-Eight Cents ($69,624,781.98) to Clearwire LLC, BHN will contribute Twelve Million, Eight Hundred Forty-Three Thousand, Four Hundred Six Dollars and Ten Cents ($12,843,406.10) to Clearwire LLC, Eagle River will contribute Thirteen Million, Five Hundred Nineteen Thousand, Three Hundred Seventy-One Dollars and Thirty-Seven Cents ($13,519,371.37) to Clearwire LLC, and Intel will contribute Thirty-Three Million, Seven Hundred Ninety-Eight Thousand, Four Hundred Thirty-Nine Dollars and Forty-Two Cents ($33,798,439.42) to Clearwire LLC.
     (b) In consideration for the contribution described in Section 1.1(a), Clearwire LLC will issue in accordance with the terms of the Clearwire LLC Agreement (i) 108,450,109 Class B Common Units and 108,450,109 Voting Units to Sprint, (ii) 18,075,018 Class B Common Units and 18,075,018 Voting Units to Comcast, (iii) 9,498,606 Class B Common Units and 9,498,606 Voting Units to TWC, (iv) 1,752,170 Class B Common Units and 1,752,170 Voting Units to BHN, (v) 1,844,389 Class B Common Units and 1,844,389 Voting Units to Eagle River and (vi) 4,610,974 Class B Common Units and 4,610,974 Voting Units to Intel.
     (c) Immediately following the issuance of the Voting Units, each of Sprint, Comcast, TWC, BHN, Eagle River and Intel will transfer all of their respective Voting Units described in Section 1.1(b) to Clearwire in consideration for Clearwire’s issuance to such Investor of an equal number of shares of Class B Common Stock.
     (d) All payments required under this Section 1.1 will be made in cash by wire transfer of immediately available funds to a bank account(s) of Clearwire LLC designated in writing by Clearwire LLC at least three Business Days before the First Investment Closing.
     SECTION 1.2 Second Investment Closing; Contributions of Certain Investors.

     (a) At the Second Investment Closing, Sprint will contribute Three Hundred Thirty-One Million, Sixty Thousand, Seven Hundred Three Dollars and Forty-Three Cents ($331,060,703.43) to Clearwire LLC, Comcast will contribute Fifty-Five Million, One Hundred Seventy-Seven Thousand, Five Hundred Ninety-Three Dollars and Eighty-Seven Cents ($55,177,593.87) to Clearwire LLC, TWC will contribute Twenty-Eight Million, Nine Hundred Ninety-Six Thousand, Three Hundred Eighty-Seven Dollars and Eighty-Three Cents ($28,996,387.83) to Clearwire LLC, BHN will contribute Five Million, Three Hundred Forty-Eight Thousand, Eight Hundred Forty-Seven Dollars and Sixty Cents ($5,348,847.60) to Clearwire LLC, Eagle River will contribute Five Million, Six Hundred Thirty Thousand, Three Hundred Seventy Dollars and Ninety-One Cents ($5,630,370.91) to Clearwire LLC, and Intel will contribute Fourteen Million, Seventy-Five Thousand, Nine Hundred Sixteen Dollars and Twenty-Eight Cents ($14,075,916.28) to Clearwire LLC.
     (b) In consideration for the contribution described in Section 1.2(a), Clearwire LLC will issue in accordance with the terms of the Clearwire LLC Agreement (i) 45,165,171 Class B Common Units and 45,165,171 Voting Units to Sprint, (ii) 7,527,639 Class B Common Units and 7,527,639 Voting Units to Comcast, (iii) 3,955,851 Class B Common Units and 3,955,851 Voting Units to TWC, (iv) 729,720 Class B Common Units and 729,720 Voting Units to BHN, (v) 768,127 Class B Common Units and 768,127 Voting Units to Eagle River, and (vi) 1,920,316 Class B Common Units and 1,920,316 Voting Units to Intel.Immediately following the issuance of the Voting Units, each of Sprint, Comcast, TWC, BHN, Eagle River and Intel will transfer all of their respective Voting Units described in Section 1.2(b) to Clearwire in consideration for Clearwire’s issuance to such Investor of an equal number of shares of Class B Common Stock.
     (c) All payments required under this Section 1.2 will be made in cash by wire transfer of immediately available funds to a bank account(s) of Clearwire LLC designated in writing by Clearwire LLC at least three Business Days before the Second Investment Closing.
     SECTION 1.3 Third Investment Closing; Contributions of Certain Investors.
     (a) At the Third Investment Closing, Sprint will contribute Forty-Nine Million, Nine Hundred Ninety-Nine Thousand, Nine Hundred Ninety-Seven Dollars and Six Cents ($49,999,997.06) to Clearwire LLC, Comcast will contribute Eight Million, Three Hundred Thirty-Two Thousand, Five Hundred Twenty-Four Dollars and Ten Cents ($8,332,524.10) to Clearwire LLC, TWC will contribute Four Million, Three Hundred Seventy-Eight Thousand, Eight Hundred Twenty-Four Dollars and Seventy-Two Cents ($4,378,824.72) to Clearwire LLC, BHN will contribute Eight Hundred Seven Thousand, Seven Hundred Forty-Four Dollars and One Cent ($807,744.01) to Clearwire LLC, Eagle River will contribute Eight Hundred Fifty Thousand, Two Hundred Fifty Dollars and Sixty-Eight Cents ($850,250.68) to Clearwire LLC, and Intel will contribute Two Million, One Hundred Twenty-Five Thousand, Six Hundred Forty-One Dollars and Thirty-Six Cents ($2,125,641.36) to Clearwire LLC.

     (b) In consideration for the contribution described in Section 1.3(a), Clearwire LLC will issue in accordance with the terms of the Clearwire LLC Agreement (i) 6,821,282 Class B Common Units and 6,821,282 Voting Units to Sprint, (ii) 1,136,770 Class B Common Units and 1,136,770 Voting Units to Comcast, (iii) 597,384 Class B Common Units and 597,384 Voting Units to TWC, (iv) 110,197 Class B Common Units and 110,197 Voting Units to BHN, (v) 115,996 Class B Common Units and 115,996 Voting Units to Eagle River, and (vi) 289,992 Class B Common Units and 289,992 Voting Units to Intel.
     (c) Immediately following the issuance of the Voting Units, each of Sprint, Comcast, TWC, BHN, Eagle River and Intel will transfer all of their respective Voting Units described in Section 1.3(b) to Clearwire in consideration for Clearwire’s issuance to such Investor of an equal number of shares of Class B Common Stock.
     (d) All payments required under this Section 1.3 will be made in cash by wire transfer of immediately available funds to a bank account(s) of Clearwire LLC designated in writing by Clearwire LLC at least three Business Days before the Second Investment Closing.
               SECTION 1.4 Over Allotment Fee. In connection with Sprint’s, Comcast’s, TWC’s and BHN’s purchase of Class B Common Units and Voting Units in amounts exceeding such Investor’s Percentage Interest (as that term is defined in the Equityholders’ Agreement) immediately prior to the First Investment Closing of the aggregate amount committed pursuant to Sections 1.1, 1.2 and 1.3, Clearwire LLC will pay an aggregate fee of $18,878,933.94 to Sprint, $3,135,911.17 to Comcast, $1,659,286.77 to TWC and $315,324.86 to BHN (each an “Over Allotment Fee”), payable at the option of each such Investor (a) in Class B Common Units at a per unit price of $7.33 and an equal number of Voting Units, or (b) in cash by wire transfer of immediately available funds to a bank account of each such Investor designated in writing by such Investor to Clearwire LLC at least three Business Days before the applicable Investment Closing. At the Second Investment Closing, Clearwire LLC will pay the following portions of the Over Allotment Fees: $16,378,933.94 to Sprint, $2,719,284.80 to Comcast, $1,440,345.37 to TWC and $274,937.61 to BHN. At the Third Investment Closing, Clearwire LLC will pay the remaining portions of the Over Allotment Fees as follows: $2,500,000.00 to Sprint, $416,626.36 to Comcast, $218,941.41 to TWC and $40,387.25 to BHN. Each Investor receiving an Over Allotment Fee must provide written notice to the Clearwire Parties at least three Business Days before the applicable Investment Closing if it elects to receive Class B Common Units and an equal number of Voting Units for all or a portion of its Over Allotment Fee. Notwithstanding the foregoing, Sprint hereby irrevocably elects to receive at least one-half (1/2) of its Over Allotment Fee in Class B Common Units and Voting Units provided that Sprint retains the right to make an election with respect to the remaining one-half (1/2) of its Over Allotment Fee. Immediately following the issuance of the Voting Units pursuant to this Section 1.4, each Investor receiving Voting Units pursuant to this Section 1.4 will transfer all of such Voting Units to Clearwire in consideration for Clearwire’s issuance to such Investor of an equal number of shares of Class B Common Stock.
               SECTION 1.5 Closing. Unless this Agreement has been earlier terminated in accordance with Section 7.1, and on the terms and the conditions set forth in

Section 5.1, the closing of the transactions contemplated by Section 1.1 (the “First Investment Closing”), by Section 1.2 (the “Second Investment Closing”), and by Section 1.3 (the “Third Investment Closing” and together with the First Investment Closing and the Second Investment Closing, each an “Investment Closing” and together the “Investment Closings”) will take place on the next Business Day after satisfaction or waiver of the closing conditions in Article 5 occurs with respect to the applicable Investment Closing (excluding conditions that by their nature cannot be satisfied until the applicable Investment Closing but subject to the satisfaction of such conditions at the applicable Investment Closing), or another time and date that the Parties agree to in writing; provided that in no event shall the First Investment Closing occur prior to November 13, 2009, and at least five (5) Business Days prior to the anticipated date of each of the Second Investment Closing and the Third Investment Closing, Clearwire will provide notice to the Investors.
               SECTION 1.6 Clearwire Closing Deliverables. Clearwire will deliver, or cause to be delivered by Clearwire LLC, to the other Parties the following:
     (a) to each Investor at each Investment Closing:
     (i) an instrument (which may be evidence of book-entry) evidencing the Voting Units to be issued at the applicable Investment Closing duly executed by Clearwire LLC;
     (ii) an instrument (which may be evidence of book-entry) evidencing the Class B Common Units to be issued at the applicable Investment Closing duly executed by Clearwire LLC; and
     (iii) a stock certificate or evidence of book-entry for the respective shares of Class B Common Stock to be issued at the applicable Investment Closing duly executed by Clearwire.
     (b) to each Investor at the First Investment Closing and the Second Investment Closing:
     (i) a certificate executed by an executive officer of Clearwire certifying compliance by Clearwire with the conditions set forth in Sections 5.2(a) and 5.2(b);
     (ii) a certificate executed by the Secretary or any Assistant Secretary of Clearwire, dated as of the date of the Investment Closing, certifying the good standing of Clearwire in Delaware;
     (iii) a certificate executed by the Secretary or any Assistant Secretary of Clearwire LLC, dated as of the date of the Investment Closing, certifying the good standing of Clearwire LLC in Delaware;
     (c) to Eagle River at the First Investment Closing, a joinder to the Clearwire LLC Agreement in form and substance reasonably satisfactory to Clearwire LLC and Eagle River; and

     (d) to each Investor at each Investment Closing, all other documents required to be entered into by the Clearwire Parties under this Agreement.
               SECTION 1.7 Investor Closing Deliverables. At each Investment Closing, each Investor will deliver, or cause to be delivered, to the other Parties the following:
     (a) an instrument evidencing the wire transfer of such Investor’s contribution contemplated by Section 1.1, Section 1.2 or Section 1.3, as applicable, to be made at such Investment Closing in immediately available funds to a bank account designated in writing by Clearwire or Clearwire LLC, as the case may be;
     (b) an instrument evidencing the transfer of the Voting Units to be transferred at the applicable Investment Closing, duly executed by such Investor;
     (c) with respect to Eagle River only at the First Investment Closing, a joinder to the Clearwire LLC Agreement in form and substance reasonably satisfactory to Clearwire LLC and Eagle River; and
     (d) all other documents required to be entered into by such Investor and/or one or more appropriate Subsidiaries of such Investor under this Agreement.
ARTICLE 2
AGREEMENTS RELATED TO THE DEBT ROLLOVER
               SECTION 2.1 Rollover Transactions and Rollover Fees.
          (a) Clearwire LLC may commence an offering of Refinancing Debt following the Execution Date, although each Investor agrees that Clearwire LLC shall not be obligated by this Agreement to issue any Refinancing Debt and that the decision to issue any Refinancing Debt will be at the sole discretion of the Clearwire Parties subject to any other contractual restrictions. If Clearwire LLC issues Refinancing Debt in an aggregate amount such that the net cash proceeds of such issuance (inclusive of the Rollover Amounts described below) are sufficient, and will be used, to pay in full all outstanding loans, together with accrued and unpaid interest and fees, prepayment premium (if any), and all other amounts owing under the Credit Agreement (including, without limitation, all such amounts owing to each of the Rollover Investors in its capacity as a lender under the Credit Agreement (all such amounts owing to such Rollover Investor being its respective “Rollover Amount”)), then each Rollover Investor agrees that it will purchase from Clearwire LLC (or, if directed by Clearwire LLC, from the initial purchasers of the Refinancing Debt) an amount of the Refinancing Debt equal to such Rollover Investor’s Rollover Amount (each a “Rollover Transaction”). The Parties agree that Section 5.2(e) of the Amended and Restated Operating Agreement of Clearwire LLC will not apply to the Rollover Transactions. Each of the Rollover Investors agrees that it will not be entitled to negotiate the terms of the Refinancing Debt, and each agrees that the terms of such Refinancing Debt will be determined by the Clearwire Parties in their sole discretion, provided that the terms applicable to the portion of the Refinancing Debt to be purchased by the Rollover Investors shall be identical in all respects to the terms applicable to all other Refinancing Debt. The obligation to consummate the Rollover Transaction shall not be conditioned upon the closing of the other Transactions contemplated by this Agreement.
          (b) Upon the consummation of a Rollover Transaction, Clearwire LLC will pay to the applicable Rollover Investor a fee equal to 3% of such Rollover Investor’s Rollover Amount (each a “Rollover Fee”) concurrently with the closing of the Rollover Transaction. The Clearwire Parties will deliver the applicable Rollover Fee to the applicable Rollover Investor in cash by wire transfer of immediately available funds to a bank account of such Rollover Investor designated in writing by such Rollover Investor to the Clearwire Parties at least three Business Days before the Rollover Transaction.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE CLEARWIRE PARTIES
          Except as disclosed in the SEC Documents filed as of the Execution Date or in the disclosure letter (the “Clearwire Disclosure Schedule”) delivered by the Clearwire Parties to the Investors prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Clearwire Disclosure Schedule relates), except:
     (A) any information set forth in one section of the Clearwire Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent from a reasonable reading thereof to a reasonable person without independent knowledge of the matters so disclosed; and
     (B) notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.
     The Clearwire Parties, jointly and severally, represent and warrant to the other Parties as of the Execution Date and as of the applicable Investment Closing as follows:
               SECTION 3.1 Organization; Authorization.
     (a) Each Clearwire Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all corporate, limited liability company or similar powers required to carry on its business as now conducted. Each Clearwire Party has all requisite power and authority to enter into this Agreement and to perform the obligations to be performed by it under this Agreement.
     (b) Except for the matters agreed to in the Written Consent (including the approval of the Charter Amendment) and the Waiver, the affirmative (in person or by proxy) vote of the holders of a majority of the outstanding voting power of Clearwire A Common Stock and Clearwire Class B Common Stock, voting together as a single class, present and voting in accordance with the requirements of Nasdaq rules in favor of the issuance of Clearwire A Common Stock and Clearwire Class B Common Stock in connection with the Transactions is the only vote of the holders of any of Clearwire’s Capital Stock necessary in connection with the consummation of the Transactions contemplated hereby (the “Clearwire Stockholder Approval”). The execution and delivery of this Agreement, and the performance by Clearwire and each of its Subsidiaries of its obligations under this Agreement have been duly authorized by all necessary actions, except for the Clearwire Stockholder Approval, on the part of each Clearwire Party. This Agreement has been duly executed and delivered by such Clearwire Party and constitutes, and will constitute, a legal, valid and binding obligation of such Clearwire Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “Bankruptcy Exception”).
               SECTION 3.2 Non-Contravention. Subject to obtaining the Government Consents, the execution, delivery and performance of this Agreement, the consummation of the Transactions and the fulfillment of and compliance with the terms and conditions of this Agreement do not or will not result in the imposition of any Encumbrance, and do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel,
     (a) the certificate of incorporation or bylaws of Clearwire (as amended pursuant to this Agreement) or the organizational documents of Clearwire LLC,
     (b) any contractual obligation of such Clearwire Party or any of their respective Subsidiaries or any license, franchise, permit, approval or similar authorization affecting, or relating in way to, the assets of business of such Clearwire Party or any of their respective Subsidiaries,
     (c) any Governmental License held by either of the Clearwire Parties or any of their respective Subsidiaries,
     (d) any judgment, decree or order of any Governmental Authority to which such Clearwire Party is a party or by which the Investor or any of its respective properties are bound, or
     (e) any Law applicable to such Clearwire Party or any of their respective Subsidiaries or their respective assets and in existence on the Execution Date, in the case of each of clauses (b) through (e), except as would not prevent or materially delay the performance by the Clearwire Parties of any of their respective obligations under this Agreement or the performance by the Clearwire Parties of the Transactions contemplated by this Agreement or except as such irrevocable consents or waivers have been obtained as of the Execution Date.

               SECTION 3.3 Litigation. There is no Proceeding instituted or pending or, to the Knowledge of Clearwire, threatened against the Clearwire Parties or any of their respective Subsidiaries that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or that, as of the Execution Date, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, as a result of a grievance or other procedure) against or relating to the Clearwire Parties, any of their respective Subsidiaries or to the Knowledge of Clearwire, any Person for whom the Clearwire Parties or any of their respective Subsidiaries are liable for certain claims that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or that, as of the Execution Date, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.
               SECTION 3.4 Compliance with Law. Each Clearwire Party and their respective Subsidiaries has been operated at all times in compliance with all Laws applicable to such Clearwire Party or any of their respective Subsidiaries or by which any property, business or asset of the Clearwire Parties or any of their respective Subsidiaries is bound or affected or given written notice of any violation of any such Laws, other than failures to comply with or violation of such Laws that individually or in the aggregate would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
               SECTION 3.5 Required Filings and Consents. The execution and delivery of this Agreement by the Clearwire Parties and the consummation by the Clearwire Parties of the Transactions contemplated by this Agreement do not, and the performance of this Agreement by the Clearwire Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the Governmental Consents or where the failure to obtain those consents, approvals, authorizations or permits, or to make those filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by the Clearwire Parties of any of their respective obligations under this Agreement or the performance by the Clearwire Parties of the Transactions contemplated by this Agreement.
               SECTION 3.6 SEC Documents; Financial Statements.
     (a) Clearwire has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated in those documents) with the SEC required to be filed by Clearwire since November 28, 2008 (the “SEC Documents”). Except to the extent that information contained in any SEC Document has been revised, amended, supplemented or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated in the SEC Documents or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading. As of the dates of their respective filings, the SEC Documents complied as to form with the requirements of the Securities Act and the Exchange Act applicable to such SEC Documents, as the case may be.

     (b) Each of the Financial Statements (including the related notes) of Clearwire included in the SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Clearwire and its consolidated Subsidiaries as of the dates of the SEC Documents and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Since December 31, 2008, Clearwire has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.
     (c) Except as disclosed in the SEC Documents filed by Clearwire and publicly available before the Execution Date, neither Clearwire nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise) that (i) as of the Execution Date, would have been required to be included on a consolidated balance sheet (or the footnotes thereto) of Clearwire prepared in accordance with GAAP and (ii) individually or in the aggregate have had or would reasonably be expected to result in a Material Adverse Effect.
     (d) There are no outstanding loans or other extensions of credit made by Clearwire or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Clearwire. Clearwire has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.
     (e) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Documents. To the Knowledge of Clearwire, none of the SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.
               SECTION 3.7 Capitalization.
     (a) The Class B Common Units, Voting Units, Class A Common Units, shares of Class A Common Stock and shares of Class B Common Stock to be issued pursuant to this Agreement and in accordance with the Written Consent and the Waiver, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid and nonassessable and free of Encumbrances, preemptive rights or other similar rights, other than Encumbrances created by the Equityholders’ Agreement.
     (b) Except as modified by the Charter Amendment, the authorized Capital Stock of Clearwire consists of 1,300,000,000 shares of Clearwire Class A Common Stock, 750,000,000 shares of Clearwire Class B Common Stock and

15,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”). As of the close of business on October 31, 2009:
     (i) 195,956,715 shares of Clearwire Class A Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, other than preemptive rights under the Equityholders’ Agreement,
     (ii) 528,823,529 shares of Clearwire Class B Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, other than preemptive rights under the Equityholders’ Agreement,
     (iii) no shares of Clearwire Capital Stock were held in the treasury of Clearwire,
     (iv) 22,667,489 shares of Clearwire Class A Common Stock were subject to outstanding Clearwire Stock Options, 12,525,494 shares of Clearwire Class A Common Stock were subject to outstanding Clearwire restricted stock units and 62,593,505 shares of Clearwire Class A Common Stock were authorized and reserved for future issuance under the Clearwire Stock Option Plans,
     (v) 17,806,220 shares of Clearwire Class A Common Stock were subject to outstanding Clearwire Warrants and 17,806,220 shares of Clearwire Class A Common Stock were authorized and reserved for future issuance under the Clearwire Warrant Agreements,
     (vi) no shares of Preferred Stock were issued or outstanding, and
               (vii) with respect to Clearwire LLC, there were (A) a total of 724,780,244 Voting Units, (B) 195,956,715 Class A Common Units and (C) 528,823,529 Class B Common Units outstanding.
     (c) Except as set forth in Section 3.7(b) above, as of the Execution Date, there are no outstanding (i) shares of Capital Stock of Clearwire, (ii) units or other equity interests of Clearwire LLC, and (iii) options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Clearwire, Clearwire LLC or any domestic Subsidiary of Clearwire or Clearwire LLC relating to the issued or unissued Capital Stock of Clearwire, Clearwire LLC or any domestic Subsidiary of Clearwire or Clearwire LLC or obligating Clearwire, Clearwire LLC or any domestic Subsidiary of Clearwire or Clearwire LLC to issue or sell any shares of Capital Stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, Clearwire, Clearwire LLC or any domestic Subsidiary of Clearwire or Clearwire LLC. All shares of Capital Stock of Clearwire or Clearwire LLC subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. As of the Execution

Date, there are no outstanding contractual obligations of Clearwire, Clearwire LLC or any domestic Subsidiary of Clearwire or Clearwire LLC to repurchase, redeem or otherwise acquire any shares of Clearwire Capital Stock or any Capital Stock of Clearwire LLC or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.
               SECTION 3.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the SEC Documents filed before the date hereof, since December 31, 2008, the Clearwire Parties and their respective Subsidiaries have conducted their respective businesses in the ordinary course of business and there has not been any event, occurrence or development of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               SECTION 3.9 Brokers. Except for the payment to Morgan Stanley & Co. Incorporated pursuant to an agreement with Clearwire, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement and the Transactions contemplated by this Agreement based on arrangements made by or on behalf of the Clearwire Parties.
               SECTION 3.10 Information Supplied. None of the information supplied or to be supplied by Clearwire for inclusion or incorporation by reference in the Information Statement or any amendments or supplements thereto will, at the dates those documents are first published, sent or delivered to Clearwire’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Information Statement or necessary in order to make the statements made in the Information Statement, in light of the circumstances under which they were made, not misleading. The Information Statement at the date that document is first published, sent or delivered to Clearwire’s stockholders or, unless promptly corrected, at any time during the pendency of the Closing, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Information Statement or necessary in order to make the statements made in the Information Statement, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by any Party with respect to statements made or incorporated by reference in the Information Statement based on information supplied by the other Parties for inclusion or incorporation by reference in any of the foregoing documents.
               SECTION 3.11 Certain Ancillary Agreements. As of the Execution Date, other than (i) this Agreement, (ii) the other documents expressly contemplated by this Agreement, (iii) the Ancillary Agreements (as defined in the Transaction Agreement), and (iv) any confidentiality agreements between or among two or more of the Parties entered into prior to the Execution Date (the agreements referred to in clauses (i) through (iv), collectively, the “Transaction Related Agreements”), neither Clearwire nor any of its Affiliates has entered into any contract, agreement, arrangement or other understanding, whether written or oral, and regardless of the subject matter thereof, with any other Party or any of their respective Affiliates, in each case, in connection with or in consideration of the transactions contemplated by the Transaction Related Agreements, including, without limitation, any term sheet, letter of intent, memorandum of understanding or “agreement to agree,” in each case, whether or not such agreement purports to be binding. Neither Clearwire nor any of its Affiliates has entered into any amendment to any of the Ancillary Agreements, except for work orders, purchase orders and other schedules contemplated by the Ancillary Agreements on the date of their execution.
               SECTION 3.12 Change of Control Agreements. Neither the execution and delivery of this Agreement, the Rights Offering nor the other Transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, trigger any payment or funding (through a grantor trust or otherwise) of, or increase the amount or value of, any payment or benefit to any director, officer, employee or consultant of Clearwire, Clearwire LLC or any of their respective Subsidiaries, except to the extent such persons are entitled to participate in the Rights Offering as a holder of Class A Common Stock or rights to acquire Class A Common Stock.
               SECTION 3.13 Tax Opinion. Clearwire LLC has received an opinion from Deloitte Tax LLP, its tax return preparer, to the effect that, as of the Execution Date, it is more likely than not that the position represented by each Layering Approach (as defined below) would be upheld by a court if challenged by the Internal Revenue Service.
               SECTION 3.14 Disclaimer. Except for the representations and warranties contained in this Article 3, neither Clearwire nor any other Person makes any other express or implied representation or warranty on behalf of Clearwire and its Subsidiaries, including any representation related to the future financial performance or profitability of Clearwire and its Subsidiaries.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
     Each Investor, severally with respect to itself (and not jointly or jointly and severally), represents and warrants to the Clearwire Parties as of the Execution Date and the applicable Investment Closing as follows:
               SECTION 4.1 Organization; Authorization.
     (a) Such Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all corporate, limited liability company or similar powers required to carry on its business as now conducted. Such Investor and each of its Subsidiaries have all requisite power and authority to enter into this Agreement and to perform the obligations to be performed by it under this Agreement.
     (b) The execution and delivery of this Agreement and the performance by such Investor of its obligations under this Agreement have been duly authorized by all necessary actions on the part of such Investor. This Agreement has been duly executed and delivered by such Investor and such Subsidiary, and constitutes, and will constitute, a legal, valid and binding obligation of such Investor and such Subsidiary, as the case may be, enforceable against it and such Subsidiary in accordance with its terms, subject to the Bankruptcy Exception.
                    SECTION 4.2 Non-Contravention. Except for the Governmental Consents, the execution, delivery and performance of this Agreement, the consummation of the Transactions and the fulfillment of and compliance with the terms and conditions of this Agreement do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel,
               (a) any term or provision of the charter documents or equivalent organizational documents of such Investor,
               (b) any contractual obligation of such Investor or its Subsidiaries,
               (c) any judgment, decree or order of any Governmental Authority to which such Investor is a party or by which the Investor or any of its respective properties are bound, or
               (d) any Law applicable to such Investor and in existence on the Execution Date, in the case of each of clauses (b) through (d), except as would not prevent or materially delay the performance by such Investor of any of its obligations under this Agreement or the performance by such Investor of the Transactions contemplated by this Agreement.
               SECTION 4.3 Securities Act; Investigation. The Class B Common Units, the Voting Units, the shares of Class A Common Stock and the shares of Class B Common Stock received by such Investor under this Agreement are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act or the securities Laws of any other jurisdiction applicable to the Transactions contemplated by this Agreement. Such Investor has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the consideration received. Such Investor acknowledges that before the date of this Agreement, such Investor has had access to information and documents of the Clearwire Parties and has had the opportunity to meet with members of senior management of the Clearwire Parties regarding the business and operations of the Clearwire Parties; provided, however, that this Section 4.3 does not limit or modify the representations and warranties of the Clearwire Parties set forth in this Agreement or the right of each Investor to rely thereon. Each Investor hereby acknowledges that the Class B Common Units, the Voting Units, the shares of Class A Common Stock and the shares of Class B Common Stock received pursuant to the Transactions will be subject to the terms of the Equityholders’ Agreement.
               SECTION 4.4 Availability of Funds. On the date of each applicable Investment Closing, such Investor will have cash available or existing borrowing facilities that together are sufficient to enable it to consummate the Transactions contemplated by this Agreement.

               SECTION 4.5 Required Filings and Consents. The execution and delivery of this Agreement by such Investor and the consummation by such Investor of the Transactions contemplated by this Agreement do not, and the performance of this Agreement by such Investor will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the Governmental Consents or where the failure to obtain those consents, approvals, authorizations or permits, or to make those filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Investor of any of its obligations under this Agreement or the performance by such Investor of the Transactions contemplated by this Agreement.
               SECTION 4.6 Brokers. Each Investor shall be solely responsible for any obligation or liability, contingent or otherwise, incurred by such Investor for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
               SECTION 4.7 Information Supplied. None of the information supplied or to be supplied by such Investor to Clearwire in writing for inclusion or incorporation by reference in the Information Statement, or any amendments or supplements thereto will, at the dates those documents are first published, sent or delivered to Clearwire’s stockholders contain any untrue statement of a material fact or omit to state any material fact regarding such Investor required to be stated in the Information Statement or necessary in order to make the statements made in the Information Statement regarding such Investor, in light of the circumstances under which they were made, not misleading.
               SECTION 4.8 Disclaimer. Except for the representations and warranties contained in this Article 4, no Investor nor any other Person makes any other express or implied representation or warranty on behalf of any Investor.
ARTICLE 5
CONDITIONS TO CLOSING
               SECTION 5.1 Conditions to Each Party’s Obligations to each Investment Closing. The respective obligations of each Party at each Investment Closing to effect the Transactions contemplated in Article 1 will be subject to the following conditions (each of which shall be determined and may be relied upon on an independent basis):
     (a) solely with respect to the Second Investment Closing and the Third Investment Closing, the actions described in the Written Consent will be able to be effected under applicable Law and the applicable Nasdaq rules;
     (b) no applicable Law will prohibit or prevent the consummation of the Transactions;
     (c) no effective injunction, writ or preliminary restraining order or any order of any nature will have been issued by a Governmental Authority of competent jurisdiction prohibiting the consummation of the Transactions as provided in this Agreement;

     (d) the Class A Common Stock issued upon conversion of the Class B Common Stock and the Class B Common Units issued in the Transactions contemplated in Article 1 will have been listed on Nasdaq, subject only to official notice of issuance; and
     (e) solely with respect to the Second Investment Closing and the Third Investment Closing, Clearwire’s certificate of incorporation will have been amended to increase the number of authorized shares of Class A Common Stock to 1,500,000,000 and the number of authorized shares of Class B Common Stock to 1,000,000,000 (the “Charter Amendment”).
               SECTION 5.2 Condition to the Investors’ Obligations to First Investment Closing and Second Investment Closing. The respective obligations of the Investors at each of the First Investment Closing and the Second Investment Closing to effect the Transactions contemplated in Article 1 will be subject to the fulfillment (or written waiver by such Investor) at or before such Investment Closing of each of the following conditions (each of which shall be determined and may be relied upon on an independent basis):
     (a) the representations and warranties of the Clearwire Parties set forth in Article 3 shall have been true and correct as of the Execution Date and will be true and correct as of the Investment Closing as though made on and as of the date of such Investment Closing (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date), except where the failure of any of the representations or warranties to be so true and correct (individually or in the aggregate) would not have a Material Adverse Effect (provided, that solely for purposes of this Section 5.2(a) any representation or warranty in Article 3 that is qualified by materiality or Material Adverse Effect language shall be read as if such qualifier or language were not present); provided that the representations and warranties of the Clearwire Parties set forth in Section 3.7(a) shall be true and correct in all respects;
     (b) Clearwire and Clearwire LLC will have performed in all material respects all of their respective covenants and agreements required to be performed by each of them under this Agreement at or before the applicable Investment Closing, as applicable;
     (c) with respect to each Investor, the contemporaneous contribution at each of the First Investment Closing and the Second Investment Closing by each of Sprint, Comcast and TWC in accordance with Article 1; and
     (d) Clearwire shall have amended the Clearwire Corporation Change in Control Severance Plan as effective on March 25, 2008 and as thereafter amended (the “Plan”) to provide that the Transactions will not constitute a Change in Control under the Plan, and Clearwire’s Chief Executive Officer shall have (pursuant to his offer letter dated March 6, 2009) consented in writing to such amendment to the Plan.
               SECTION 5.3 Condition to the Investors’ Obligations to Third Investment Closing. The respective obligations of the Investors at the Third Investment Closing to effect the Transactions contemplated in Article 1 will be subject to the fulfillment (or written waiver by such Investor) at or before the Third Investment Closing of the following conditions:
     (a) (i) Clearwire and Clearwire LLC will have provided to Sprint the information required by Section 6.5(a) and the access required by Section 6.5(c) in accordance with the terms of those sections in respect of Clearwire’s fiscal year ending December 31, 2009, or (ii) Sprint will have delivered to Clearwire a written waiver of the requirement for such information and access to be provided at or before the Third Investment Closing; and
     (b) with respect to each Investor, the contemporaneous contribution at the Third Investment Closing by each of Sprint, Comcast and TWC in accordance with Article 1.
               SECTION 5.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 5 to be satisfied if such failure was caused by the breach of such Party (including a breach of the obligations in Article 1 that precipitates such failure) or the failure of such Party to use its Reasonable Best Efforts to consummate the Transactions, as required by Section 6.1.
ARTICLE 6
COVENANTS OF THE PARTIES
               SECTION 6.1 Further Assurances. On the terms and subject to the conditions hereof, each of the Parties will use its Reasonable Best Efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate and the Transactions contemplated by this Agreement, including using its Reasonable Best Efforts to fulfill the conditions set forth in Article 5. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each Party to this Agreement will use their Reasonable Best Efforts to take all action to carry out the purposes of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement.
               SECTION 6.2 Rights Offering; Information Statement and Registration Statement.
     (a) As soon as practicable after the Execution Date and in accordance with the terms approved by Clearwire’s Board of Directors, Clearwire will use its Reasonable Best Efforts to undertake the Rights Offering.
     (b) Clearwire will, as soon as reasonably practicable following the Execution Date, file with the SEC the Rights Offering Registration Statement and the Information Statement. Clearwire will not permit any securities to be included in the Rights Offering Registration Statement other than the rights issued in the Rights Offering and the underlying shares of Class A Common Stock. Clearwire will use Reasonable Best

Efforts to respond to the comments of the SEC and to cause the Information Statement to be mailed to Clearwire’s stockholders at the earliest practicable time and to cause the Rights Offering Registration Statement and any post-effective amendment to be declared effective by the SEC, provided, however, that Clearwire will not be in breach of this Section 6.2 if any Investor fails to provide any information required by Law for the preparation of the Information Statement or the Rights Offering Registration Statement. Each Investor will use Reasonable Best Efforts to provide as soon as reasonably practicable the information required by Law to be included in the Information Statement and the Rights Offering Registration Statement.
     (c) Prior to filing the Rights Offering Registration Statement (or any material amendment or supplement thereto) or the Information Statement (or any material amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Clearwire shall provide each Investor and its respective counsel with a reasonable opportunity to review and comment on such document or response and include therein any language reasonably proposed by the Investors. Clearwire will notify the other Parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Information Statement or Rights Offering Registration Statement or for additional information with respect thereto, and will supply the other Parties with copies of all correspondence between that party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Information Statement or the Rights Offering Registration Statement.
     (d) If any event should occur that should be set forth in an amendment of, or a supplement to, the Information Statement or Rights Offering Registration Statement, in each case, so that the Rights Offering Registration Statement and/or Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then Clearwire or any Investor, as the case may be, will promptly inform the other Parties, and Clearwire will, on learning of that event, promptly prepare, and Clearwire will file and, if required, mail that amendment or supplement to Clearwire’s stockholders.
     (e) At the respective times the Information Statement is mailed to Clearwire stockholders and the Rights Offering Registration Statement and any post-effective amendments thereto become effective, the Information Statement and the Registration Statement (as amended or supplemented) shall comply in all material respects with the requirements of the SEC as to form and the Information Statement, the Registration Statement and any Company SEC Documents incorporated by reference therein shall not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, that Clearwire shall make no such representation with respect to information provided to it by any Investors under Section 6.2(b). The final prospectus relating to the Rights Offering filed pursuant to Rule 424 of the Securities Act (as amended or supplemented, the “Prospectus”), as of its date, shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that Clearwire shall make no such representation with respect to information provided to it by the Investors under Section 6.2(b).
     (f) Promptly following the date on which the Rights Offering Registration Statement is declared effective by the SEC (the “Registration Effective Date”), Clearwire shall print and file with the SEC the Prospectus, distribute the Prospectus to stockholders of record as of the record date (and the holders of warrants and employee equity incentives as required by their terms) and thereafter promptly commence a rights offering on the following terms: (i) Clearwire shall distribute, at no charge, one right (“Right”) to each holder of record of Class A Common Stock (and the holders of warrants and employee equity incentives as required by their terms) for each share of Class A Common Stock held by such holder as of the record date, (ii) each Right shall entitle the holder thereof to purchase, at the election of such holder approximately 0.4336 shares of Class A Common Stock at a per share price of $7.33, provided that no fractional shares of Class A Common Stock shall be issued and $7.33 multiplied by the aggregate number of shares of Class A Common Stock offered shall not exceed the aggregate offering amount described in the Rights Offering Registration Statement, (iii) each such Right shall be transferable, and (iv) the rights offering shall remain open for six (6) months, or such longer period as required by Law (the “Subscription Period”). Clearwire shall not materially amend any of the terms of the Rights Offering described above, terminate the Rights Offering or waive any material conditions to the closing of the Rights Offering without the prior written consent of the Investors; provided that without limitation, any amendment to the per share price or the Subscription Period shall be deemed to be a material amendment. Subject to the terms and conditions of the Rights Offering, Clearwire shall effect the closing of the Rights Offering as promptly as practicable following the end of the Subscription Period.
     (g) Clearwire shall pay all of its expenses associated with the Information Statement, the Rights Offering Registration Statement, Prospectus, the Rights Offering and the other transactions contemplated hereby, including filing and printing fees, fees and expenses of any subscription and information agents, its counsel and accounting fees and expenses and costs associated with clearing the Class A Common Stock offered thereby for sale under applicable state securities Laws.
               SECTION 6.3 Public Announcements. The Parties have agreed upon the form and substance of press releases announcing the execution of this Agreement and the Transactions contemplated hereby, which shall be issued promptly following the execution and delivery hereof. Thereafter until the earlier of the Second Investment Closing and the termination of this Agreement, no Party will, and no Party will permit any of its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Transactions without the prior consent (which consent will not be unreasonably withheld) of the other Parties, except that any Party may, without the prior consent of any other Party,

     (a) issue or cause the publication of any press release or other public announcement to the extent it determines that so doing is or may be required by Law or by the rules and regulations of Nasdaq or the NYSE; and
     (b) make public statements including blog postings (but may not publish any press release) that are consistent with the Parties’ prior public disclosures regarding the Transactions.
               SECTION 6.4 Tax Covenants.
     (a) In connection with the revaluation of property resulting from the Transaction, for purposes of filing its federal income tax returns, Clearwire LLC will allocate items of income, gain, loss, and deduction subject to Section 704(c) and attributable to the assets contributed to Clearwire LLC pursuant to the Transaction Agreement substantially in accordance with either the layering approach set forth on Part One of Exhibit B attached to this Agreement, or the layering approach set forth on Part Two of Exhibit B attached to this Agreement (either such approach, a “Layering Approach”), except as otherwise required by Law or provided for herein. It is the intent of the Parties that, with respect to either Layering Approach (i) Section 704(c) layers shall not be netted or collapsed; (ii) Clearwire LLC will use the Layering Approach set forth on Part One of Exhibit B unless, at or prior to the time of filing Clearwire LLC’s federal income tax returns, Deloitte Tax LLP advises Clearwire LLC that there is no longer substantial authority for that filing position; (iii) implementation of the Layering Approach necessarily will entail development of the concepts set forth on Part One of Exhibit B or Part Two of Exhibit B, as applicable; (iv) such development shall be consistent, in all material respects, with the concepts set forth on the applicable Part of Exhibit B; (v) Clearwire LLC may make material modifications to Exhibit B only with the consent of each of the Investors that are acquiring additional Class B Common Units, such consent not to be unreasonably withheld or delayed; and (vi) the Parties will consult in good faith with respect to any proposed modification of Exhibit B.
     (b) None of the members of Clearwire LLC nor any of their Affiliates will take any position on an applicable income Tax Return that is inconsistent with the allocation methodology adopted by Clearwire LLC in accordance with this paragraph, other than in connection with a Final Determination following a challenge by a Taxing Authority.
               SECTION 6.5 Information to Be Delivered to Sprint; Cooperation.
     (a) The Clearwire Parties shall deliver to Sprint, unless and until Sprint accounts for its investments in the Clearwire Parties as cost method investments under GAAP, the following information (the “Reporting Information”):
          (i) as soon as practicable after the end of each fiscal quarterly period of the Clearwire Parties, and in any event no later than five calendar days prior to the date on which Sprint is required to file a report with respect to a quarterly period with the SEC, an unaudited consolidated balance sheet, unaudited consolidated statement of operations, unaudited consolidated statement of cash flows and unaudited consolidated statement of stockholders’ equity and comprehensive income or loss relating to such quarterly period, in each case prepared in accordance with GAAP and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto;
          (ii) as soon as practicable after the end of each fiscal year of the Clearwire Parties, and in any event no later than five calendar days prior to the date on which Sprint is required to file a report with respect to a fiscal year with the SEC, a consolidated balance sheet, consolidated statement of operations, consolidated statement of cash flows and consolidated statement of stockholders’ equity and comprehensive income or loss relating to such fiscal year, and notes thereto, in each case prepared in accordance with GAAP and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and accompanied by the audit opinion of the independent registered public accounting firm of the Clearwire Parties with respect thereto; and
          (iii) as soon as practicable after any request therefor, any information relating to the Clearwire Parties or any of their Subsidiaries requested by Sprint to enable Sprint to (x) close its books or accounting records and to issue a press release with respect to its financial results for any quarterly period or fiscal year or (y) timely meet its reporting obligations under GAAP (or any other accounting standards applicable to Sprint), the Securities Act, the Exchange Act or the rules and regulations of the SEC (including any guidance of the staff of the SEC).
     (b) Sprint acknowledges and agrees that the Reporting Information shall constitute Confidential Information under the Equityholders Agreement and shall be subject to Section 4.7 thereof and that it will not disclose Reporting Information publicly (including in its filings with the SEC) until such time as the Reporting Information has been disclosed publicly by the Clearwire Parties; provided, however, that if Clearwire has not disclosed the Reporting Information publicly prior to the date which is two Business Days prior to the date on which Sprint is required to file with the SEC a report with respect to the period covered by such Reporting Information, then Sprint may include the Reporting Information in its filings with the SEC.
     (c) The Clearwire Parties shall, and shall cause their Subsidiaries and use their Reasonable Best Efforts to cause their and their Subsidiaries’ officers, directors and employees to, afford Sprint’s officers, employees, auditors and other authorized representatives reasonable access to the officers and employees and to all of the books and records, including permission to access to the workpapers of the auditors, of the Clearwire Parties and their Subsidiaries to enable, in accordance with GAAP (or any other accounting standards applicable to Sprint), Sprint’s principal independent auditors to deliver an audit opinion with respect to Sprint’s audited consolidated financial statements without relying on the audit report of any auditor of the Clearwire Parties or their Subsidiaries.

     (d) If any Clearwire Party fails to comply with Section 6.5(a) or (c) with respect to the period ending December 31, 2009, then notwithstanding anything to the contrary contained in this Agreement, Sprint’s sole and exclusive remedy for such failure will be liquidated damages, payable by the Clearwire Parties within 15 days after written notice of the failure to comply from Sprint has been received by the Clearwire Parties (“Financial Covenant Notice”), in an amount equal to Five Million Dollars ($5,000,000) (it being understood and agreed that a failure to provide the required information within the time period set forth in Section 6.5(a)(ii) shall be a failure to comply with such paragraph notwithstanding that such information is subsequently provided and regardless of whether Sprint has provided the notice contemplated by this Section 6.5(d) at or prior to the time that such information is so provided). The Clearwire Parties and Sprint agree that the actual damages to Sprint caused by such failure would be difficult to determine precisely and that the foregoing amount is a fair and reasonable estimation of such actual damages that would occur in the event of a breach by the Clearwire Parties and is not a penalty.
ARTICLE 7
MISCELLANEOUS PROVISIONS
               SECTION 7.1 Termination. This Agreement shall terminate: (a) upon the mutual written agreement of the Parties; (b) with respect to any Investor, upon notice by such Investor, on one hand, or the Clearwire Parties, on the other hand, if the conditions to an Investment Closing are incapable of being satisfied and have not been waived by the applicable Parties; provided, however, no Party may rely on the failure of any condition to be satisfied if such failure was caused by the failure of such Party to use its Reasonable Best Efforts to consummate the Transactions; (c) by written notice by any Party to the other Parties, if the Second Investment Closing has not occurred by the date that is the last Business Day of the calendar month which is six months from the Execution Date (the “Termination Date”) for any reason other than delay or nonperformance of the Party seeking the termination, and as long as the Party giving notice of termination is not in material breach of this Agreement, except that if all other conditions have been satisfied or are then-capable of being satisfied except for the conditions set forth in Section 5.2(c) as a result of an Investor’s breach, the Termination Date may be further extended by Clearwire or any non-breaching Party for two months to allow the non-breaching Parties to seek to cause the breaching Investor to cure its breach; and (d) by written notice by any Party to the other Parties, if the Third Investment Closing has not occurred by the date that is the last Business Day of the calendar month which is four months from the date Sprint is entitled to deliver the Financial Covenant Notice to the Clearwire Parties, whether or not Sprint delivers the Financial Covenant Notice, if the Clearwire Parties have not subsequently fulfilled the condition in Section 5.3. No such termination shall relieve any party for liability for any intentional and willful breach of this Agreement or any fraud in connection with this agreement. If this Agreement terminates under Section 7.1, this Agreement will immediately terminate, and there will be no liability on the part of any Party or its partners, officers, directors or stockholders, except for obligations under this Article 7 and, solely to the extent this Agreement is terminated after the First Investment Closing, Sections 2.1, 6.4 and 6.5, all of which will survive the Termination Date.

                    SECTION 7.2 Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the notice, communication or delivery, will specify the Section under this Agreement under which it is given or being made, and will be delivered by first class mail (certified or registered mail, postage prepaid, return receipt requested), by hand or established overnight courier (with evidence of delivery and postage and other fees prepaid) or facsimile transmission (with facsimile acknowledgment) as follows:

To Clearwire or	Clearwire Corporation
Clearwire LLC:	4400 Carillon Point
Kirkland, Washington 98033
Attention: Chief Executive Officer
Facsimile No.: (425) 828-8061

with copies to:

Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Legal Department
Facsimile No.: (425) 216-7776

Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention: Sarah English Tune
Facsimile No.: (206) 757-7161

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua N. Korff
Facsimile No.: (212) 446-6460

To the Audit Committee:	Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Audit Committee
Facsimile No.: (425) 216-7776

with copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Robert Spatt
Facsimile: (212) 455-2502

To Sprint:	Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: President of Strategic Planning and Corporate Initiatives
Facsimile No.: (703) 433-4034

with copies to:

Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Vice President — Law, Corporate Transactions and Business Law
Facsimile No.: (913) 523-9803

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Michael J. Egan
Facsimile No.: (404) 572-5100

To Comcast:	Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: Chief Financial Officer
Facsimile No.: (215) 286-1240

with copies to:

Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: General Counsel
Facsimile No.: (215) 286-7794

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: David L. Caplan
Facsimile No.: (212) 450-3800

To TWC:	Time Warner Cable Inc.
One Time Warner Center

North Tower
New York, New York 10019
Attention: General Counsel
Facsimile No.: (212) 364-8254

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Matthew W. Abbott
Robert B. Schumer
Facsimile No.: (212) 757-3990

To BHN:	Bright House Networks, LLC
c/o Advance/Newhouse Partnership
5000 Campuswood Drive
East Syracuse, New York 13057
Attention: Mr. Leo Cloutier
Facsimile No.: (315) 438-4643

with a copy to:

Sabin, Bermant & Gould LLP
Four Times Square
New York, New York 10036
Attention: Arthur J. Steinhauer, Esq.
Facsimile No.: (212) 381-7218

To Intel:	Intel Corporation
2200 Mission College Blvd., MS RN6-65
Santa Clara, California 95054-1549
Attention: President, Intel Capital
Facsimile No.: (408) 765-8871

Intel Corporation
2200 Mission College Blvd., MS RN6-59
Santa Clara, California 95054-1549
Attention: Intel Capital Portfolio Manager
Facsimile No.: (408) 765-6038

Intel Corporation
2200 Mission College Blvd., MS RN4-151
Santa Clara, California 95054-1549
Attention: Intel Capital Group General Counsel
Facsimile No.: (408) 653-9098

Intel Corporation
2200 Mission College Blvd., MS RN5-125
Santa Clara, California 95054-1549
Attention: Director, U.S. Tax and Trade
Facsimile No.: (408) 765-1733

with copies to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California 94304
Attention: Gregory T. Davidson
Facsimile No.: (650) 849-5050

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Paul S. Issler
Facsimile No.: (213) 229-6763

To Eagle River:	Eagle River Holdings, LLC
2300 Carillon Point
Kirkland, Washington 98033
Attention: Chief Executive Officer
Facsimile No.: (425) 828-8061

with copies to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Attention: Robert Townsend
Facsimile No.: (415) 268-7522
     or to the other representative or at the other address of a party as the party may furnish to the other parties in writing. Any notice, communication or delivery will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, communication or delivery shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
                    SECTION 7.3 Exhibits.The Exhibits are incorporated into this Agreement and are made a part of this Agreement as if set out in full in this Agreement.
                    SECTION 7.4 Assignment; Successors in Interest. No assignment or transfer by any Party of the Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties, except that each Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its direct or indirect wholly owned Subsidiaries that are existing stockholders and/or equityholders, as the case may be, of the Clearwire Parties; provided that such transfer or assignment does not delay or adversely affect any Investment Closing and shall not relieve such Investor of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to such Investor. This Agreement will be binding on and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to the successors (whether by merger, operation of law or otherwise) or permitted assigns of that Party.
                    SECTION 7.5 Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties and the agreement by Clearwire to do any of the foregoing will require the Approval of the Audit Committee of the Board of Directors to the extent that any such amendment could be adverse to Clearwire in any material respect.
                    SECTION 7.6 Jurisdiction. Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may only be brought in the courts of the State of Delaware or the federal courts located in the State of Delaware, and each of the Parties consents to the jurisdiction of the courts (and of the appropriate appellate courts therefrom) in any Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any court or that any Proceeding that is brought in any court has been brought in an inconvenient forum. Process in any Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the court. Without limiting the foregoing, each Party agrees that service of process on the Party as provided in Section 7.2 will be deemed effective service of process on the Party.
                    SECTION 7.7 Specific Performance and Other Remedies. Each Party acknowledges that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party or Parties may be without an adequate remedy at law. Notwithstanding the provisions of Section 7.6, if any Party violates or fails or refuses to perform any covenant or agreement made by the Party in this Agreement, the non-breaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, institute and prosecute a Proceeding in any court of competent jurisdiction to enforce specific performance of the covenant or agreement or seek any other equitable relief.
                    SECTION 7.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any prohibition or unenforceability in one jurisdiction will not invalidate or render unenforceable the provision in any other jurisdiction. If permitted by Law, each Party waives any provision of Law that renders any provision prohibited or unenforceable in any respect.
                    SECTION 7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one counterpart.
                    SECTION 7.10 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer on or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in the Person’s being deemed a third party beneficiary of this Agreement.
                    SECTION 7.11 Waiver. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the Party against whom the waiver is to be effective. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. The Approval of the Audit Committee of the Board of Directors will be required for any waiver by Clearwire that could be adverse to Clearwire in any material respect.
                    SECTION 7.12 Non-Survival of Representations and Warranties; Survival of Agreements. The representations and warranties in this Agreement will terminate at the earlier to occur of (i) the termination of this Agreement and (ii) as to any Class B Common Units, Voting Units and shares of Class B Common Stock with respect to which an Investment Closing has already occurred, as of such Investment Closing with respect to such securities; provided, however, the representations and warranties contained in Section 3.7(a), shall survive the applicable Investment Closing and with respect to securities issued at an Investment Closing, the termination of this Agreement). Any covenant or other agreement of any Party herein, shall survive the Second Investment Closing hereunder indefinitely or for such lesser period of time as may be specified herein; provided that with respect to any covenant or other agreement that would otherwise terminate at a specified time, breaches of such covenant or other agreement will survive the Second Investment Closing indefinitely. No Party to this Agreement will have or make any claim against any other Party to this Agreement with respect to or arising out of the Transactions except with respect to those agreements that survive the Second Investment Closing or the termination of this Agreement, and, in any event, solely under the explicit provisions of this Agreement.
                    SECTION 7.13 Integration. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the Parties with respect to the Transactions.

                    SECTION 7.14 Cooperation Following the Investment Closings. Following each applicable Investment Closing, each Party will deliver to the other Party the further information and documents and will execute and deliver to the other Party the further instruments and agreements as any other Party may reasonably request to consummate or confirm the Transactions, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.
                    SECTION 7.15 Fees. Each Party will pay its own fees, costs and expenses incurred in connection with this Agreement and the Transactions, including the fees, costs and expenses of its accountants, investment banks, consultants and counsel.
                    SECTION 7.16 Waiver of Jury Trial. Each of the Parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.
                    SECTION 7.17 Investor Rights and Obligations. Notwithstanding any other provision of this Agreement to the contrary, (a) the obligations of each of Sprint, Comcast, TWC, BHN, Eagle River and Intel under this Agreement shall be several with respect to itself (and not joint or joint and several) and (b) the rights granted to the Investors or each of Sprint, Comcast, TWC, BHN, Eagle River and Intel under this Agreement (including, rights to invoke closing conditions, to terminate this Agreement and to enforce covenants, except as specifically provided in this Agreement) may be exercised by each such Investor individually.
                    SECTION 7.18 Interpretation. Unless the context of this Agreement otherwise clearly requires,
     (a) references to the plural include the singular, and references to the singular include the plural,
     (b) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation,”
     (c) references to any Person include the successors and permitted assigns of that Person,
     (d) the terms “day” and “days” mean and refer to calendar day(s),
     (e) the terms “year” and “years” mean and refer to calendar year(s), and
     (f) the words “in full force and effect,” when used with respect to any contract, agreement or other arrangement that is binding or purports to be binding, mean, without limitation, that, if applicable, such contract, agreement or arrangement has been assumed by the relevant party pursuant to Section 365 of the Bankruptcy Code.
Unless otherwise set forth in this Agreement, references in this Agreement to
     (i) any document, instrument or agreement (including this Agreement)

     (A) includes and incorporates all Exhibits,
     (B) includes all documents, instruments or agreements issued or executed in replacement of those documents, instruments or agreements, and
     (C) means the document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and
     (ii) all Article, Section, and Exhibit references in this Agreement are to Articles, Sections, and Exhibits of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
[Rest of page intentionally left blank]

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Investment Agreement as of the date set forth in the first paragraph of this Agreement.

CLEARWIRE CORPORATION
By:	/s/ William T. Morrow
	Name:	William T. Morrow
	Title:	Chief Executive Officer

CLEARWIRE COMMUNICATIONS LLC
By:	/s/ William T. Morrow
	Name:	William T. Morrow
	Title:	Chief Executive Officer

[Signature page to Investment Agreement]

SPRINT NEXTEL CORPORATION
By:	/s/ Keith O. Cowan
	Name:	Keith O. Cowan
	Title:	President of Strategic Planning and Corporate Initiatives

[Signature page to Investment Agreement]

COMCAST CORPORATION
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

[Signature page to Investment Agreement]

TIME WARNER CABLE INC.
By:	/s/ Satish Adige
	Name:	Satish Adige
	Title:	Senior Vice President, Investments

[Signature page to Investment Agreement]

BRIGHT HOUSE NETWORKS, LLC
By:	/s/ Leo Cloutier
	Name:	Leo Cloutier
	Title:	Senior Vice President

[Signature page to Investment Agreement]

INTEL CORPORATION
By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	Executive Vice President

CLEARWIRE CORPORATION
By:	/s/ William T. Morrow
	Name:	William T. Morrow
	Title:	Chief Executive Officer

[Signature page to Investment Agreement]

EAGLE RIVER HOLDINGS, LLC
By:	/s/ Amit Mehta
	Name:	Amit Mehta
	Title:	Vice President

[Signature page to Investment Agreement]

EXHIBIT A
DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings set forth on this Exhibit A:
     “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, the Person; provided that, (i) neither Clearwire nor any of its Subsidiaries shall be considered an Affiliate of any Investor or their respective Affiliates (other than Clearwire and its Subsidiaries) and (ii) no Investor or their respective Affiliates (other than Clearwire and its Subsidiaries) shall be considered an Affiliate of Clearwire and its Subsidiaries. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning set forth in the Preamble.
     “Approval of the Audit Committee of the Board of Directors” means, with respect to a matter, the approval of the members of the Audit Committee of the Board of Directors of Clearwire who are disinterested in such matters.
     “Bankruptcy Exception” has the meaning set forth in Section 3.1.
     “BHN” has the meaning set forth in the Preamble.
     “Business Day” means a day that is not a Saturday or Sunday or other day that banks are authorized by Law to be closed in New York, New York.
     “Capital Stock” of any entity means the issued and outstanding equity interests, including limited liability company interests, of the entity.
     “Charter Amendment” has the meaning set forth in Section 5.1.
     “Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Clearwire.
     “Class A Common Units” has the meaning set forth in the Clearwire LLC Agreement.
     “Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Clearwire.
     “Class B Common Units” has the meaning set forth in the Clearwire LLC Agreement.
     “Clearwire” has the meaning set forth in the Preamble.
Exhibit A

     “Clearwire Disclosure Schedule” has the meaning set forth in the introductory language to Article 3.
     “Clearwire LLC” has the meaning set forth in the Preamble.
     “Clearwire LLC Agreement” means that certain Amended and Restated Operating Agreement of Clearwire LLC, dated as of November 28, 2008, as may be amended from time to time.
     “Clearwire Parties” has the meaning set forth in the Preamble.
     “Clearwire Stockholder Approval” has the meaning set forth in Section 3.1.
     “Clearwire Stock Option” means any outstanding compensatory option under any Clearwire Stock Option Plan agreement to purchase shares of Class A Common Stock.
     “Clearwire Stock Option Plan” means any plan or arrangement of Clearwire granting Clearwire Stock Options.
     “Clearwire Warrant” means a warrant to purchase shares of Class A Common Stock, whether or not exercisable or vested.
     “Clearwire Warrant Agreement” means any agreement, plan or arrangement of Clearwire granting Clearwire Warrants.
     “Comcast” has the meaning set forth in the Preamble.
     “Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of November 21, 2008 by and among Clearwire, as Borrower, the several lenders from time to time parties thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Syndication Agent, Morgan Stanley & Co., Inc., as Collateral Agent, and Morgan Stanley Senior Funding, Inc., as Administrative Agent.
     “Eagle River” has the meaning set forth in the Preamble.
     “Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Equityholders’ Agreement” means that certain Equityholders’ Agreement by and among certain stockholders of Clearwire, dated as of November 28, 2008, as may be amended from time to time.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Execution Date” has the meaning set forth in the Preamble.
Exhibit A

     “Final Determination” has the same meaning as given to that term in the Transaction Agreement.
     “Financial Covenant Notice” has the meaning set forth in Section 6.5.
     “Financial Statements” means all of the financial statements made by the applicable party included in filings made to the SEC, including any related notes thereto.
     “First Investment Closing” has the meaning set forth in Section 1.5.
     “GAAP” has the meaning set forth in Section 3.6.
     “Governmental Authority” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, or other government; (iii) governmental or quasi-governmental authority of any nature; or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing power or authority of any nature.
     “Governmental Consents” means the following consents, approvals, authorizations or permits of, or filings with or notification to, any Governmental Authority required for the performance of this Agreement:
     (a) the applicable requirements, if any, of the Securities Act, the Exchange Act, Nasdaq, state securities or “blue sky” Laws and filing and recordation of appropriate documents as required by Delaware Law,
     (b) filings with the SEC.
     “Governmental Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by a Governmental Authority, and applications therefor.
     “Information Statement” shall mean a definitive information statement filed with the SEC containing the information required by Schedule 14C under the Exchange Act relating to the Transactions, the amendment to Clearwire’s certificate of incorporation as required by Section 5.1(d) and the Rights Offering, together with all amendments, supplements and exhibits thereto.
     “Intel” has the meaning set forth in the Preamble.
     “Investment Closing” has the meaning set forth in Section 1.5.
     “Investors” has the meaning set forth in the Preamble.
     “Knowledge of Clearwire” means all facts actually known after reasonable inquiry by any of William Morrow, Erik Prusch, Broady Hodder or Hope Cochran.
Exhibit A

     “Law” means any applicable foreign or domestic, federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any Governmental Authority or any arbitration tribunal.
     “Layering Approach” has the meaning set forth in Section 6.4.
     “Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or would be reasonably likely to be materially adverse to (a) the condition (financial or otherwise), business, assets or liabilities of Clearwire and its Subsidiaries taken as a whole, or (b) the ability of the Clearwire Parties to consummate any of the Transactions contemplated by Article 1 of this Agreement. However, none of the following, either alone or in combination, will constitute or be taken into account in determining whether there has been a Material Adverse Effect for purposes of clause (a): (i) any change in the market price of the Class A Common Stock of Clearwire after the date of this Agreement (except this clause (i) does not exclude any underlying circumstance, change, event, fact, development or effect that may have caused that change in market price), (ii) changes, circumstances or conditions generally affecting any industry in which Clearwire or any of its Subsidiaries participates except to the extent having a materially disproportionate effect on Clearwire and its Subsidiaries, as compared to other companies in its industry, (iii) changes generally affecting United States or global economic conditions or financial, banking or securities markets, (iv) the suspension of trading in or the delisting of Clearwire’s securities on the Nasdaq Stock Market or any other national securities exchange or other trading market (except this clause (iv) does not exclude any underlying circumstances, change, event, fact, development or effect that may have caused the suspension or delisting), (v) changes resulting from a change in any applicable law, rule or regulation or GAAP or official interpretation thereof or other accounting requirement or principle except to the extent having a materially disproportionate effect on Clearwire and its Subsidiaries as compared to other companies in its industry, (vi) changes resulting from any act of God; (vii) changes resulting from any act of war or terrorism (or any escalation thereof) or any national or international political or social event or condition, including the engagement by the United States in hostilities or the expansion of hostilities ongoing on the date of this Agreement, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States except to the extent uniquely targeting or having a unique or materially disproportionate effect on Clearwire and its Subsidiaries, or (viii) changes, facts, circumstances or conditions attributable solely to the announcement or existence of this Agreement or the Transactions.
     “Nasdaq” means the Nasdaq Global Select Market.
     “NYSE” means the New York Stock Exchange.
     “Over Allotment Fee” has the meaning set forth in Section 1.5.
     “Parties” has the meaning set forth in the preamble.
Exhibit A

     “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.
     “Plan” has the meaning set forth in Section 5.2.
     “Preferred Stock” has the meaning set forth in Section 3.7.
     “Proceeding” means any claim, action, arbitration, hearing, legal complaint, investigation, litigation, or suit (whether civil, criminal, administrative) commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.
     “Prospectus” has the meaning set forth in Section 6.2.
     “Reasonable Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously and as reasonably as possible, except that a Person required to use Reasonable Best Efforts under this Agreement will not by this requirement be required to take actions that would result in a material adverse change in the benefits to the Person of this Agreement or dispose of any material asset.
     “Refinancing Debt” has the meaning set forth in Recital D.
     “Registration Effective Date” has the meaning set forth in Section 6.2.
     “Reporting Information” has the meaning set forth in Section 6.5.
     “Right” has the meaning set forth in Section 6.2.
     “Rights Offering” means the issuance of certain rights to the holders of Class A Common Stock in accordance with the terms described in Section 6.2.
     “Rights Offering Registration Statement” shall mean Clearwire’s Registration Statement on Form S-3 under the Securities Act or such other appropriate form under the Securities Act, pursuant to which the rights issued in the Rights Offering and underlying shares of Class A Common Stock will be registered pursuant to the Securities Act.
     “Rollover Amount” has the meaning set forth in Section 2.1.
     “Rollover Fee” has the meaning set forth in Section 2.1.
     “Rollover Investor” has the meaning set forth in Recital D.
     “Rollover Transaction” has the meaning set forth in Section 2.1.
     “SEC” means the Securities and Exchange Commission.
     “SEC Documents” has the meaning set forth in Section 3.6.
Exhibit A

     “Second Investment Closing” has the meaning set forth in Section 1.5.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Sprint” has the meaning set forth in the preamble.
     “Subsidiary” means a corporation, association, subsidiary, partnership, limited liability company or other entity of which any Party controls, directly or indirectly, 50% or more of the outstanding equity interests; provided that, neither Clearwire nor any of its Subsidiaries shall be considered a Subsidiary of Sprint or its Affiliates.
     “Subscription Period” has the meaning set forth in Section 6.2.
     “Taxing Authority” has the same meaning given to such term in the Transaction Agreement.
     “Termination Date” has the meaning set forth in Section 7.1.
     “Third Investment Closing” has the meaning set forth in Section 1.5.
     “Transaction Agreement” means that certain Transaction Agreement and Plan of Merger dated as of May 7, 2008, as amended, among the Clearwire Parties, Sprint, Comcast, TWC, BHN, Intel and Google Inc., a Delaware corporation.
     “Transaction Related Agreements” has the meaning set forth in Section 3.11.
     “Transactions” means those transactions contemplated by this Agreement.
     “TWC” has the meaning set forth in the Preamble.
     “Voting Units” has the meaning set forth in the Clearwire LLC Agreement.
     “Waiver” has the meaning set forth in Recital F.
     “Written Consent” has the meaning set forth in Recital F.
Exhibit A